EnCana to redeem 8.50% Preferred Securities

Calgary, Alberta (July 7, 2004) – EnCana Corporation (ECA: TSX, NYSE) today announced that it intends to redeem on August 9, 2004 all of its 8.50% Unsecured Junior Subordinated Debentures due September 30, 2048 (the “8.50% Preferred Securities”), which have an aggregate principal amount of C$200,000,000. The redemption price of the 8.50% Preferred Securities is the principal amount thereof plus accrued and unpaid interest.

The 8.50% Preferred Securities (CUSIP number 012873 70 9) are held in book-entry form only. The redemption price will be credited to the accounts of beneficial holders of 8.50% Preferred Securities through their individual brokers. Beneficial holders may contact their individual brokers for additional information about payments.

FOR FURTHER INFORMATION: EnCana Corporate Development Investor contact: Susan Grey Analyst, Investor Relations (403) 645-4751	Media contact: Alan Boras Manager, Media Relations (403) 645-4747 investor.relations@encana.com (403) 645-3550